Registration No. 33-
_________________________________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
                         ____________________

                              FORM S-8

                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933


                        Union Carbide Corporation
             (Exact name of registrant as specified in its charter)


        New York                               13-1421730
  (State or other jurisdiction of            (IRS Employer Identification No.)
   incorporation or organization)


            39 Old Ridgebury Road, Danbury, CT  06817-0001
                   (Address of principal executive offices)


                   The Union Carbide Corporation
                   Compensation Deferral Program
                        (Full title of the plan)


                       Joseph E. Geoghan
           Vice President, General Counsel and Secretary
                    Union Carbide Corporation
                      39 Old Ridgebury Road,
                      Danbury, CT  06817-0001
                  (Name and address of agent for service)


                        (203) 794-2000
          (Telephone number, including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE

   Title of          Amount to be      Proposed maximum     Proposed maximum        Amount of
securities to be     registered(1)     offering price(2)    aggregate offering    registration
  registered                                                   price (2)               fee
   Deferred          $25,000,000            100%               $25,000,000            $8,621
 Compensation
  Obligations

(1)     The Deferred Compensation Obligations are unsecured obligations of Union Carbide Corporation to pay deferred compensation in the future in accordance with the terms of The Union Carbide Corporation Compensation Deferral Program.

(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

                               PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in The Union Carbide Corporation Compensation Deferral Program (the "Plan") of Union Carbide Corporation, a New York corporation (the "Company"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                           PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     (b) All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Deferred Compensation Obligations

     Pursuant to the terms of the Plan, eligible employees (each a "Participant") of the Company or one of its participating subsidiaries may enter into agreements to defer a specified percentage of their base salary and variable compensation payments. The amount of base salary and variable compensation payments deferred under such agreements are referred to herein as "Deferred Compensation Obligations". The Deferred Compensation Obligations of the Company under such agreements will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The amount of base salary and variable compensation payments to be deferred by a Participant ("Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment alternatives selected by such Participant in accordance with the terms of the Plan (Deferrals will not be invested in the investment alternatives available under the Plan). Investment alternatives include Company common stock funds, mutual funds and a fixed income fund. Deferrals that are deemed invested under the terms of the Plan in the Company common stock funds will also be credited with an amount equal to each dividend declared and paid on shares of Company common stock which amounts shall be deemed reinvested in Company common stock, at a 5% discount from market price, as and to the extent permitted under the Plan. Deferrals will be denominated and paid in United States dollars.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part by Participants except upon specified payment dates, by the Company at its option or through operation of a mandatory or optional sinking fund or analogous provision. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the balance of his or her Deferrals as of the date of such amendment or termination.

     Generally, a Participant's right or the right of any other person to receive payment of the Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan. However, if a Participant is terminated "for cause" in accordance with the terms of the Plan, any earnings and investment gains credited to his or her deferrals will be forfeited.

     The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

     The Company has established a "rabbi trust" to assist the Company with its obligation to make payments of Deferrals. Participants in the Plan have no rights to any assets held by the rabbi trust, except as general creditors of the Company. Assets of the rabbi trust will at all times be subject to the claims of the Company's general creditors.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 721 through 726 of the New York Business Corporation Law provide for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, he must be indemnified to the extent he was successful. Further, indemnification is permitted in both third-party and derivative suits if he acted in good faith and for a purpose he reasonably believed was in the best interests of the Company, and if, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of third party actions, and amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for amounts paid to settle such a suit or for any claim, issue or matter as to which such person shall have been adjudged liable to the Company absent a court determination that the person is fairly and reasonably entitled to indemnity.

     Notwithstanding the failure of the Company to provide indemnification and despite any contrary resolution of the board or shareholders, indemnification shall be awarded by the proper court pursuant to Section 724 of the New York Business
Corporation Law.

     Under New York law, expenses may be advanced upon receipt of any undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification. The advance is conditioned only upon receipt of the undertaking and not upon a finding that the officer or director has met the applicable indemnity standards.

     Article V of the Company's By-Laws requires it to indemnify each of its past, present and future directors, officers and employees to the fullest extent permitted by law for any and all costs and expenses resulting from or relating to any suit or claim arising out of service to the Company or to other organizations at the Company's request.

     The Company has entered into indemnity agreements with each of its directors and officers which require the Company, among other things, to indemnify each director or officer for all costs and expenses of suits and claims (to the fullest extent permitted by law), and to advance to each director or officer the costs and expenses of defending any suit or claim if such director or officer undertakes to pay back such advances to the extent required by law. These provisions do not apply to any suit or claim voluntarily commenced by the director or officer against the Company, unless the institution of such proceeding was approved by a majority of the Board of Directors or the director or officer is successful on the merits in such proceeding.

     Section 402 of the New York Business Corporation Law permits the Company to include in its certificate of incorporation provisions eliminating the personal liability of directors to the Company or its shareholder for any breach of duty in such capacity unless a judgment or final adjudication adverse to the director that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he was not legally entitled or his acts violated Section 719 of the New York Business Corporation Law. The certificate of incorporation of the Company contains a provision eliminating the personal liability of its directors to the Company and its shareholder except to the extent such liability may not be eliminated by law.

     The Company carries directors' and officers' insurance which covers its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number                     Description

   4     The Union Carbide Corporation Compensation Deferral Plan

   5     Opinion of Kelley Drye & Warren, Counsel to the Company

23.1     Consent of KPMG Peat Marwick LLP, Independent Auditors

23.2     Consent of Price Waterhouse LLP, Independent Accountants

23.3     Consent of Counsel (included in opinion filed as Exhibit 5)

24 Powers of Attorney of Directors and Certain Officers of the Company (included on the signature pages hereof)

ITEM 9.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and the price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided however that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act), that it is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Union Carbide Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut on the 24th day of April, 1996.

                                UNION CARBIDE CORPORATION


                            By: /s/JOHN K. WULFF
                                John K. Wulff
                                Vice President, Chief Financial
                                Officer and Controller (Principal
                                Financial and Accounting Officer)



                         POWER OF ATTORNEY


          We, the undersigned officers and directors of Union Carbide Corporation, hereby severally constitute and appoint William H. Joyce and John K. Wulff, and each of them singly, our true and lawful attorney, with full power to them, to sign for us in our names in the capacities indicated below, this Registration Statement and any and all post-effective amendments to this Registration Statement, and generally to do all things in our name and on our behalf in such capacities to enable Union Carbide Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature            Title                    Date



/s/W.H. JOYCE             President, Chairman
William H. Joyce          of the Board, Chief      April 24, 1996
                          Executive Officer
                          and Director (Principal
                          Executive Officer)


/s/JOHN K. WULFF          Vice-President,
John K. Wulff             Chief Financial Officer  April 24, 1996
                          and Controller (Principal
                          Financial and Accounting
                          Officer)


/s/JOHN J. CREEDON        Director                 April 24, 1996
John J. Creeddon


/s/JOSEPH E. GEOGHAN      Director                 April 24, 1996
Joseph E. Geoghan


/s/VERNON E. JORDAN, JR.  Director                 April 24, 1996
Vernon E. Jordan, Jr.


/s/R.D. KENNEDY           Director                 April 24, 1996
Robert D. Kennedy


/s/RONALD L. KUEHN, JR.   Director                 April 24, 1996
Ronald L. Kuehn, Jr.


/s/ROZANNE L. RIDGWAY     Director                 April 24, 1996
Rozanne L. Ridgway


/s/W.S. SNEATH            Director                 April 24, 1996
William S. Sneath



                              EXHIBIT INDEX



Exhibit

4     The Union Carbide Corporation Compensation Deferral Plan.

5     Opinion of Kelley Drye & Warren, Counsel to the
      Corporation.

23.1  Consent of KPMG Peat Marwick LLP, independent auditors.

23.2  Consent of Price Waterhouse LLP, independent accountants.

23.3  Consent of Counsel (included in Exhibit 5).

24    Power of Attorney (included on the signature pages hereof).